Form S-1 Appendix

Certificate of Incorporation

STATE OF NEW York

DEPARTMENT OF STATE

I hereby certify that the annexed copy has been compared with the original document in the custody of the Secretary of State and that the same is true copy of said original.

WITNESS my hand and official seal of the Department of State, at the City of Albany, on March 2, 2016.

Anthony Giardina
Executive Deputy Secretary of State

CERTIFICATE OF INCORPORATION

OF

Achison Inc

Under Section 805 of the Business Corporation Law

FIRST: The name of the corporation is:

Achison Inc

If the name of the corporation has been changed, the name under which it was formed is :

SECOND: The certificate of incorporation was filed by the Department of state on: 12/29/2014

THIRD: The changes effected hereby are: (Check appropriate statements)

  [ ]: The county location, within this state, in which the office of the corporation is located, is changed to :

  [X]: The address to which the Secretary of State shall forward copies of process accepted on behalf of corporation is changed to real in its entirety as follows:

  Liuyan Li
  3906 Main Street, 212
  Flushing, NY11354

  [ ]: The corporation hereby: (Check one)

      [ ]: Designate       as its registered agent upon whom process against the corporation may be served. The street address of the registered agent is:

      [ ]: Designate       Changes the designation of its registered agent to:

      The street address of the registered agent is:

      [ ]: Changes the address of its registered agent to:

      [ ]: Revokes the authority of its registered agent.

FOURTH: The change was authorized by the board of directors.

/s/:Liuyan Li
Name of signer: Liuyan Li
Title of signer: Chairman of the directors board

CERTIFICATE OF CHANGE

OF

Achison Inc

Under Section 805-A of the Business Corporation Law

Filer's Name: Liuyan Li

Address: 3906 Main Street, 212

City, State and Zip code: Flushing, NY11354

FILED WITH THE NYS DEPARTMENT OF STATE ON: 03/01/2014
FILED NUMBER: 160301000668